Exhibit 3.40

LIMITED LIABILITY COMPANY

AGREEMENT

OF

INTERACTIVE DATA MANAGEMENT AND SERVICES LLC

Dated as of

November 3, 2005

LIMITED LIABILITY COMPANY AGREEMENT OF

INTERACTIVE DATA MANAGEMENT AND SERVICES LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) of Interactive Data Management and Services LLC (the “Company”), made as of November 3, 2005, is adopted by Interactive Data Corporation as the sole initial “member,” within the meaning given to such term in the Delaware Limited Liability Company Act, 6 Del. C. §§ 18.101 et seq, as amended from time to time (the “Act”), of the Company (the “Initial Shareholder”).

ARTICLE I

ORGANIZATION

SECTION 1.01. Formation.

(a) The Initial Shareholder hereby forms and confirms the formation of the Company as a limited liability company pursuant to the Act, and all other pertinent laws of the State of Delaware, for the purposes and upon the terms and conditions hereinafter set forth. The Initial Shareholder and any additional member of the Company or successor-in-interest admitted to the Company as a substituted member of the Company in accordance with the terms hereof shall hereinafter be referred to individually as a “Shareholder” and collectively as the “Shareholders”. The Shareholders agree that the rights, duties and liabilities of the Shareholders shall be as provided in the Act, except as provided herein.

(b) Effective as of November 3, 2005, the Manager (as defined in Section 5.01(a) hereof) and each officer of the Company (as designated by the Manager pursuant to Section 5.01(d) hereof) is hereby designated as an “authorized person” within the meaning of the Act and shall promptly file (or cause to be filed) an appropriate certificate of formation on behalf of the Company in order to register the Company as a limited liability company as required by and in conformance with the Act (the “Certificate”) and any and all amendments to and restatements of the Certificate. Each authorized person and, if required by applicable law, each Shareholder, shall promptly file and record (or cause to be filed and recorded) and shall publish, if required by law, such other and further certificates or other instruments as may be necessary or desirable under the laws of any state in which the Company does business, in connection with the formation of the Company, the commencement and carrying on of its business and the establishment and preservation of the limited liability of the Shareholders.

SECTION 1.02. Name and Office. The name of the Company shall be Interactive Data Management and Services LLC. All business of the Company shall be conducted under such name and title to all property, real, personal, or mixed, owned by or leased to the Company shall be held in such name. The principal place of business and office of the Company shall be located at 22 Crosby Drive, Bedford, MA 01730. The Company may have such offices and places of business as the Manager may from time to time designate. The Company’s registered office and agent in the State of Delaware is CT Corporation System, Corporate Trust Center, 1209 Orange Street, Wilmington, DE 19801.

Section 1.03. Purpose and Powers. The purpose of the Company shall be to perform management activities, provide services to affiliates, act as a shareholder, manager, general partner or limited partner of one or more entities wherever organized, and engage in any other lawful act or activity for which a limited liability company may be organized under the Act. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and businesses described herein or authorized under the Act.

SECTION 1.04. Term. The term of the Company commenced on the date hereof pursuant to the filing of the Certificate of Formation of the Company in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until terminated pursuant to the provisions hereof or by operation of law. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate.

ARTICLE II

CAPITAL

SECTION 2.01. Initial and Additional Capital Contributions. Following the formation of the Company, the initial Shareholder and, upon the issuance of an interest in the Company to any other Shareholder, such other Shareholder shall make a capital contribution to the Company consisting of cash or property (or both). Amounts contributed by a Shareholder (hereinafter referred to as “Capital Contributions”) shall be credited to such Shareholder’s Capital Account (as defined in Section 3.02 hereof).

SECTION 2.02. No Further Capital/Loans. Except as expressly provided in this Agreement or with the prior written consent of each of the other Shareholders, no Shareholder shall be required or entitled to contribute any other or further capital to the Company, nor shall any Shareholder be required or entitled to loan any funds to the Company.

SECTION 2.03. No Contribution of Services. Shareholders shall be compensated by the Company for services performed for the Company; any such services shall not be treated as a Capital Contribution.

SECTION 2.04. No Other Beneficiaries. The rights and obligations of the Shareholders under this Article II are for the exclusive benefit of the Shareholders, and no creditor or other party having dealings with the Company shall have any right or claim hereunder.

ARTICLE III

INTERESTS

SECTION 3.01. Interests. The limited liability company interest of each Shareholder in the Company (an “Interest”) as a percentage of all Interests shall be as set forth on Schedule A hereto.

SECTION 3.02. Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Shareholder on the books of the Company. The Capital Account for each Shareholder shall be maintained in accordance with the following provisions;

(i) To each Shareholder’s Capital Account there shall be credited such Shareholder’s Capital Contributions, such Shareholder’s distributive share of net income and any items of income or gain specially allocated to such Shareholder.

(ii) To each Shareholder’s Capital Account there shall be debited such Shareholder’s distributive share of net loss, any items of deduction or loss specially allocated to such Shareholder, and the amount of cash and the value of any property distributed to such Shareholder (net of liabilities assumed by such Shareholder and liabilities, if any, to which such property is subject).

If all or any portion of an Interest is transferred, the transferee shall succeed to the transferor’s Capital Account to the extent it relates to the transferred Interest.

SECTION 3.03. Return of Capital. No Shareholder shall be liable for the return of the Capital Contributions (or any portion thereof) of any other Shareholder, it being expressly understood that any such return shall be made solely from the assets of the Company. No Shareholder shall be required to pay to the Company or to any other Shareholder or person any deficit in such Shareholder’s Capital Account upon dissolution of the Company or otherwise, and no Shareholder shall be entitled to withdraw any part of such Shareholder’s Capital Contributions or Capital Account, to receive interest on such Shareholder’s Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under the Act as then in effect.

SECTION 3.04. Liability. (a) The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

(b) A Shareholder, in his capacity as such, shall have no liability in excess of (i) the amounts of its Capital Contributions, (ii) his share of any assets and undistributed profits of the Company,(iii) its obligations to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to him.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

SECTION 4.01. Distributions. Subject to Section 4.03, distributable cash of the Company shall be distributed to the shareholders pro rata in accordance with their respective Interests.

SECTION 4.02. Allocations. The Company’s net income and net loss shall be allocated for each fiscal year to the shareholders pro rata in accordance with their respective interests.

SECTION 4.03. Limitations and Distributions. Distributions shall only be permitted upon the unanimous approval of a resolution by all Shareholders. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Shareholder on account of his Interest if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE V

MANAGEMENT AND SHAREHOLDER RIGHTS

SECTION 5.01. Management

(a) Interactive Data Corporation shall be appointed as “manager” of the Company within the meaning given to such term in the Act (the “Manager”). The Manager agrees to use all reasonable efforts to carry out the purposes and business of the Company pursuant to this Agreement and to devote to the Company’s business such time as reasonably shall be required for its success.

(b) All decisions, determinations, consents and approvals of the Company made by the Manager in its capacity as manager of the Company shall be binding upon all the Shareholders.

(c) The Manager may be removed at any time with or without cause by the Shareholders owning more than fifty (50) percent of all Interests (a “Controlling Interest”) in the Company. Upon such removal, Shareholders owning a Controlling Interest shall appoint a successor Manager. The Manager may resign at any time upon ten days’ prior notice to the Shareholders. Upon such resignation, the Manager may appoint a successor Manager; provided that such successor Manager must be approved by Shareholders owning a Controlling Interest in the Company.

(d) The Manager may designate officers of the Company with such authority, duties and responsibilities as the Manager shall determine at the time of such designation. Such officers need not be Shareholders and may be removed at any time with or without cause by the Manager. The salaries, if any, of all officers and agents of the Company shall be fixed by the Manager.

(e) In addition to the officers of the Company, the Manager may, from time to time, appoint or designate committees with such authority, duties and responsibilities and receiving such remuneration as the Manager shall determine at the time of such designation. Such committees and the participants on such committees need not be Shareholders of the Company and may be removed at any time with or without cause by the Manager.

(f) Subject to the terms of this Agreement and to limitations imposed by law, and provided the same shall not be prohibited under this Agreement, the Manager shall have all of the powers of the Company, including, without limitation, the full power to:

(i) sell, transfer, assign, convey, exchange, lease, sublease, mortgage or otherwise dispose of or deal with all or any part of the Company’s interest in the assets of the Company;

(ii) in furtherance of the Company’s purposes and business, borrow money, whether on a secured or unsecured basis but without personal recourse to any Shareholder;

(iii) perform, or cause to be performed, all of the Company’s obligations under any agreement to which the Company is a party, including this Agreement;

(iv) execute and deliver such documents on behalf of the Company as the Manager may deem necessary for the Company’s business, including, without limitation, entering into an agreement with limited liability companies whereby the Company will act as the manager to the limited liability company, and pursuant to which it will, among other things, continuously manage the assets of the limited liability company in a manner consistent with applicable law and the investment objectives and policies set forth in the private placement memorandum of the limited liability company;

(v) employ such accountants, attorneys or other persons as shall be necessary for the proper operation of the Company;

(vi) open and maintain bank accounts for the Company’s funds; and

(vii) do any act which is necessary or desirable to carry out any of the foregoing.

(g) The Company will pay (or reimburse) the manager for expenses incurred by it in connection with its operation and management of the Company, including, but not limited to, legal, accounting, consulting and investment banker expenses of the company, preparation of federal and state tax returns, costs of independent appraisers and advisers, cost of preparing reports to shareholders, brokerage commissions and finders’ fees paid to third parties, transfer, capital and other taxes and duties, interest, costs incurred in connection with registering securities owned or issued by the Company with the Securities and Exchange Commission or any comparable foreign authority (including costs of printing prospectuses) and qualifying and maintaining qualification of such securities under state “Blue Sky” laws or any foreign securities or other laws, and other costs of acquisition and disposition of securities, and of security issuances and transfers, and fees or other expenses incurred in connection with the investigation, prosecution or defense of any claims by or against the Company, including claims by or against any governmental agency, authority or body. The Company shall reimburse the Manager for the costs of any such expenses advanced by the Manager on behalf of the Company.

SECTION 5.04. Tax Decisions. The Manager shall make all applicable elections, determinations and other decisions for the Company relating to tax matters.

SECTION 5.05. Qualification in Other Jurisdictions. The Manager shall cause the Company to be qualified, formed, reformed, or registered under assumed or fictitious names or foreign limited liability company statutes or similar laws in any jurisdiction in which the Company owns property or transacts business if such qualification, formation, reformation or registration is necessary in order to protect the limited liability of the Shareholders or to permit the Company lawfully to own property or transact business, and shall cause the Company not to transact business in any such jurisdiction until it is so qualified, formed, reformed or registered. The Manager shall cause to be executed, filed and published all such certificates, notices, statements or other instruments necessary to permit the Company to conduct business as a limited liability company in all jurisdictions where the Company elects to do business and to maintain the limited liability of the Shareholders.

SECTION 5.06. Shareholder Rights. No Shareholder, unless such Shareholder is also the Manager, shall have any right, power, or duty, including the right to approve or vote on any matter, except as expressly required by the Act or as expressly provided for hereunder.

ARTICLE VI

BOOK AND RECORDS; RESERVES

SECTION 6.01. Bank Accounts. The Manager shall have authority to open back accounts and designate signatories with respect thereto on behalf of the Company and may authorize agents and independent contractors of the Company to open such bank accounts as it shall deem necessary or desirable for the conduct of Company business.

SECTION 6.02. Books of Account.

(a) The Manager shall cause to be kept full and proper ledgers and other books of account of all receipts and disbursements and other financial activities of the Company and shall provide the following financial reports or information to each Shareholder:

(i) within a reasonable time after the expiration of each quarter of the Company’s fiscal year, but in any event within sixty (60) days thereafter, a report prepared on a cash basis showing all receipts and disbursements of the Company for such quarter and the current year-to-date;

(ii) within ninety (90) days following the end of each fiscal year of the Company, a report which shall include all necessary tax reporting information required by the Shareholders for preparation of their respective income tax returns;

(iii) with reasonable promptness, copies of all reports, notices and other communications from the Company; and

(iv) within a reasonable period of time, such other reasonable financial information as to the Company as any Shareholder shall request.

(b) For any purpose reasonably related to its Interest, each Shareholder, its agents, representatives and designees, shall at all reasonable times have access to, and have the right to inspect and copy, the Company’s books and records.

ARTICLE VII

TRANSFER OF COMPANY INTERESTS

SECTION 7.01. Transfers. Shareholders may sell, assign, transfer, give, hypothecate or otherwise encumber (any such sale, assignment, transfer, gift, hypothecation or encumbrance being hereinafter referred to as a “Transfer”), directly or indirectly, or by operation of law or otherwise, any interest in the Company without the prior written consent of the other Shareholders.

SECTION 7.02. Succession by Operation of Law. In the event of the death or incapacity of an individual Shareholder or in the event of the merger, consolidation, dissolution or liquidation of any Shareholder not an individual, all of such Shareholder’s rights hereunder, including such Shareholder’s Interest, shall pass to such Shareholder’s personal representative, heir or distributee, in the case of an individual Shareholder, or to such Shareholder’s legal successor, in the case of any Shareholder not an individual.

SECTION 7.03. New Shareholders. No person or entity, not then a Shareholder, shall become a Shareholder hereunder under any of the provisions hereof unless such person or entity shall expressly assume and agree to be bound by all of the terms and conditions of this Agreement. Each such person or entity shall also cause to be delivered to the Company, at his or its sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to all Shareholders, to the effect that (i) the contemplated Transfer of such Company Interest to such person or entity does not violate any applicable securities law, and (ii) that such person or entity has the legal right, power and capacity to own the Interest. All reasonable costs and expenses incurred by the Company in connection with any Transfer of an Interest and, if applicable, the admission of a person or entity as a Shareholder hereunder, shall be paid by the transferror. Upon compliance with all provisions hereof applicable to such person or entity becoming a Shareholder, all other Shareholders agree to execute and deliver such amendments hereto as are necessary to constitute such person or entity a Shareholder of the Company. No consent of any Shareholder shall be required for a transferee of a Shareholder’s Interest in the Company pursuant to a Transfer under this Article VII to be admitted to the Company as a Shareholder with respect to such Shareholder’s Interest.

ARTICLE VIII

TERMINATION

SECTION 8.01. Dissolution. The Company shall only be dissolved and its business and affairs wound upon both (i) a determination by the Manager and (ii) the unanimous election by all Shareholders to terminate the Company, which right of election is hereby granted to them.

SECTION 8.02. Termination. In all cases to dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, after each of the following shall be accomplished:

(a) The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Shareholders.

(b) The property and assets of the Company shall be liquidated by the Manager as promptly as possible, but in an orderly and businesslike and commercially reasonable manner. The Manager may, in the exercise of its business judgment and if commercially reasonable, determine not to sell all or any portion of the property and assets of the Company, in which event such property and assets shall be distributed in kind pursuant to subsection (d) below.

(c) Any gain or loss realized by the Company upon the sale of its property and assets shall be allocated to the Shareholders in the manner set forth in Article IV hereof.

(d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

(i) To creditors of the Company including Shareholders of the Company to the extent otherwise permitted by law in satisfaction of (x) the debts and liabilities of the Company (including any outstanding amounts due on any recourse indebtedness encumbering the Property, or any part thereof) whether by payment or the making of reasonable provisions for payment thereof and (y) the expenses of liquidation.

(ii) To the setting up of any reserves which the Manager shall determine to be reasonably necessary for contingent, conditional or unmatured liabilities or obligations of the Company or the Shareholders arising out of or in connection with the Company. Such reserves may, in the discretion of the Manager, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrowee to be held by such bank or title company as escrowee for the purposes of disbursing such reserve to satisfy the liabilities and obligations described above, and at the expiration of such period as the Manager may reasonably deem advisable, distributing any remaining balance as provided in clause (iii) below; provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, including Section 18-804 of the Act, to create any reserve prior to any and all distribution which would otherwise have been made under this subsection (d) and, by reason thereof, a distribution under clause (i) thereof has not been made, then any balance remaining shall first be distributed pursuant to clause (i) hereof.

(iii) The balance, if any, to the Shareholders pro rata in accordance with their Capital Account balances.

(e) The Manager is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Shareholders, such appointment begin coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article. Without limiting the foregoing, the Manager shall, upon the completion of the winding up of the Company, file an appropriate certificate of cancellation of the Certificate with the Secretary of State of Delaware as required by the Act. Notwithstanding the foregoing, each Shareholder, upon the request of the Manager, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Manager shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Further Assurances. Each Shareholder agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement.

SECTION9.02. Indemnities.

(a) The Company shall indemnify and hold harmless the Manager and each officer of the Company from and against any and all losses, claims, demands, liabilities, costs, damages, expenses and causes of action of any nature whatsoever arising out of or incidental to any act performed or omitted to be performed by the Manager or any officer in connection with the business of the Company, except to the extent that it is finally judicially determined that such loss, claim, demand, liability, cost, damage, expense or cause of action resulted from the gross negligence, bad faith, or willful misconduct of the Manager or officer claiming indemnity under this Section; provided, however, that an indemnity under this Section shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Shareholder.

(b) To the extent that it is finally judicially determined that any loss, claim, demand, liability, cost, damage, expense or cause of action of any nature whatsoever arising out of or incidental to any act performed or omitted to be performed by the Manager or an officer of the Company resulted from the gross negligence, bad faith, or willful misconduct of such person or entity, such person or entity shall indemnify and hold harmless the Company and, as applicable, the Manager or other officers from and against any and all losses, claims, demands, liabilities, costs, damages, expenses and causes of action.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by the Manager or an officer of the Company in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Manager, or officer to repay such amount if it shall be determined that the Manager or officer is not entitled to be indemnified as authorized in this Section 9.02.

(d) To the fullest extend permitted by applicable law, if any portion of this Section 9.02 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Manager and each officer of the Company as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of Company, to the fullest extent permitted by any applicable portion of this Section 9.02 that shall not have been invalidated.

(e) The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall deem reasonable, on behalf of the Manager or the officers of the Company, against any liability that may be asserted against or expenses that may be incurred by the Manager or any officer in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify the Manager or such officer against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with the Manager and the officers and adopt written procedures pursuant to which arrangements are made for the advancement of expenses under Section 9.02 (c) and containing such other procedures regarding indemnification as are appropriate.

SECTION 9.03. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by registered or certified mail, return receipt requested, with postage prepaid, or by a nationally recognized overnight courier addressed to the Company or to the Manager as follows:

Interactive Data Management and Services LLC 22 Crosby Drive Bedford, MA 01730

If to any Shareholder, to such Shareholder at the address set forth on Schedule A of this Agreement. Any Shareholder may designate another addressee (and/or change its address) for Notices hereunder by a Notice given pursuant to this Section. A Notice sent in compliance with the provisions of this Section shall be deemed given on the third (3rd) business day next succeeding the day on which it is sent if sent by registered or certified mail or on the first (1st) business day following the day on which the notice was delivered to the overnight courier.

SECTION 9.04. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 9.05. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

SECTION 9.06. Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby.

SECTION 9.07. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the parties by, and only by, the setting forth of same in a document duly executed by each party, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any party.

*    *    *

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INTERACTIVE DATA MANAGEMENT AND SERVICES LLC

By:
Chief Financial Officer
Interactive Data Corporation, The Manager

SCHEDULE A

PERCENTAGE INTERESTS OF THE SHAREHOLDERS

Shareholder	Percentage Interest
Interactive Data Corporation	100%
22 Crosby Drive
Bedford, MA 01730